Exhibit 99.1

Contact:
Incara Pharmaceuticals
W. Bennett Love
919-558-1907

Toucan Capital Corp.
Geeta Vemuri
240-497-4060

For Immediate Release:

Incara Divests Liver Cell Program; Company to Focus on Catalytic Antioxidants

Research Triangle Park, N.C., October 22, 2002—Incara Pharmaceuticals Corporation (OTC Bulletin Board: INCR) today announced that its wholly owned subsidiary, Incara Cell Technologies, Inc. has agreed to sell substantially all of the assets and certain related liabilities of its liver cell and liver stem cell program to Vesta Therapeutics, Inc. The terms of the transaction were not disclosed. Vesta Therapeutics is a portfolio company of Toucan Capital Corp., a leading investor in regenerative medicine. Vesta Therapeutics is developing therapies for repair and regeneration of liver and other major organs. The completion of the transaction is subject to standard closing conditions including the receipt from third parties of consents to assignment of certain of Incara Cell Technologies’ assets and liabilities. This divestiture will allow Incara Pharmaceuticals to focus on its catalytic antioxidant programs and reduce its operating expenses.

“In the current financial environment, Incara Pharmaceuticals is not able to support both our liver cell therapy program and our catalytic antioxidant programs. We believe both programs offer great potential. However, our catalytic antioxidant programs provide a more traditional pathway to attract funding for drug development from established pharmaceutical companies that small companies like Incara need,” stated Clayton I. Duncan, Chairman and CEO of Incara. “This agreement allows us to maintain an ongoing financial interest in the innovative liver cell therapy program without having to fund the extensive clinical trials that the program will require.”

Incara Pharmaceuticals Corporation (www.incara.com) is developing a series of catalytic antioxidants as treatments for protection from damage occurring in cancer radiation therapy and stroke and for protection of cells in transplantation. Incara is also exploring the protective effects of its catalytic antioxidants in pulmonary diseases and as agents to reduce the toxicity arising from total body exposure to radiation, such as would occur in a nuclear accident or terrorist attack.

“Toucan is pleased to add another major program area to its growing portfolio of cell therapy companies,” said Linda Powers, Managing Director of Toucan Capital. “Today, with the shortage of donor organs for transplant, and with several million Americans affected by hepatitis, there is a tremendous unmet need for the development of new therapies for liver and other organ repair. With the acquisition of Incara’s technology, Vesta is positioned to move forward immediately in clinical trials of such therapies.” Toucan Capital, based in Bethesda, Maryland, is continuing to make broad-based investments in both early stage and clinical stage cell therapies in the neural, orthopedic, cardiovascular and organ and metabolic therapeutic areas.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the need to obtain funds for operations, scientific research, product development activities and uncertainties of clinical trials. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.